BANK CORPORATION OF GEORGIA
                            4951 FORSYTH ROAD
                           MACON, GEORGIA 31210
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON MAY 28, 1997


     The annual meeting of shareholders of Bank Corporation of Georgia (the "Company") will be held on Wednesday, May 28, 1997, at 10:00 A.M. at Idle Hour Country Club, 251 Idle Hour Drive, Macon, Georgia, for the purposes of considering and voting upon:


     1. The election of eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified; and

     2. Such other matters as may properly come before the meeting or any adjournment thereof.


     Only shareholders of record at the close of business on March 17, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     The Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

     Also enclosed is a copy of the Company's 1996 Annual Report.



                                       By Order of the Board of Directors,



                                       WILLIAM H. ANDERSON, II
                                       Chairman of the Board and Director

April 25, 1997



     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                   Bank Corporation of Georgia

                        4951 Forsyth Road
                       Macon, Georgia 31210

                         PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Bank Corporation of Georgia (the "Company") for use at the annual meeting of shareholders of the Company to be held May 28, 1997, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone or telegraph. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on or about April 25, 1997.

     The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 17,1997. On that date, the Company had outstanding and entitled to vote 2,268,097 shares of Common Stock, each entitled to one vote per share.

     Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of the Company. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons named below under the caption "Information about Nominees for Directors".

     The Company will furnish without charge a copy of its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1996, including financial statements and schedules, to any record or any beneficial owner of the Common Stock as of March 17, 1997 who requests a copy of such Report. Any request for the Report on Form 10-KSB should be in writing addressed to:

                        Mrs. Evelyn Hunt
                        Bank Corporation of Georgia
                        4951 Forsyth Road
                        Macon, GA 31210


          If the person requesting the Report on Form 10-KSB was not a shareholder of record on March 17, 1997, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-KSB will also be furnished on request and upon the payment of the Company's expenses in furnishing the exhibits.
                 VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table lists information concerning beneficial ownership of the Common Stock at March 17, 1997 by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each nominee for director and the Named Executive Officers, as defined below, and (iii) all nominees for director and executive officers of the Company as a group. Except as set forth on the following page, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                    Common Stock
Name of Beneficial Owner                                         Beneficially Owned              Percent of Class
------------------------                                         ------------------              -----------------

Halstead T. Anderson, II                                             38,272<F1>                           1.67%
William H. Anderson, II                                             530,911<F2><F3><F4><F5><F6><F7><F8>  23.23%
Bank Corporation of Georgia Employee Stock                          283,636<F9>                          12.41%
    Ownership Plan
Oliver C. Bateman                                                   285,886<F10><F11><F12>               12.51%
Malcolm L. Butler                                                   284,140<F11><F13>                    12.43%
Stephen W. Doughty                                                   70,916<F14>                          3.10%
Charles B. Evans, Jr.                                                22,715<F15>                             *
Joseph W. Evans                                                     244,305<F16><F17><F18>               10.69%
W. Carl Joiner, Sr.                                                 284,411<F11><F19>                    12.45%
Kenneth D. Sams                                                      46,025<F20>                          2.01%
Southern Trust Corporation                                          14,856<F21>                           7.65%
Southern Trust Insurance Company                                    226,338<F22>                          9.91%
J. Thomas Wiley                                                      65,916<F23>                          2.88%
All Nominees for Director and Executive Officers as a             1,306,225<F11><F14><F17><F23>          57.16%
Group (11 Persons)

* Less than one percent.

<F1>     Includes 2,666 shares held in trust for his children over which
         Mr. Anderson has voting power.
<F2>     Includes 226,338 shares owned by Southern Trust Insurance Company over which Mr. Anderson has voting power.
<F3>     Includes 174,856 shares owned by Southern Trust Corporation over which Mr. Anderson has voting power.
<F4>     Includes 36,458 shares owned by RamBay Corporation over which
         Mr. Anderson has voting power.
<F5>     Includes 23,080 shares held in a Marital Trust for Vivian H.
         Anderson, Mr. Anderson's mother, over which Mr. Anderson has voting power.
<F6>     Includes 16,800 shares owned by Santee Partners,
         LTD over which Mr. Anderson has voting power.
<F7>     Includes 5,682 shares owned by Vivian H. Anderson, Mr. Anderson's mother, over which Mr. Anderson has voting power.
<F8>     Mr. Anderson's mailing address is 682 Cherry Street,
         Macon, Georgia 31210.
<F9>     The address of the ESOP is 4951 Forsyth Road, Macon, Georgia, 31210.
<F10>    Includes 500 shares in his son's name over which Mr. Bateman has voting power.
<F11>    Includes 283,636 shares of Common Stock owned by the Company's
         Employee Stock Ownership Plan (the "ESOP"), over which Messrs. Bateman, Butler and Joiner exercise voting power.
<F12>    Mr. Bateman's mailing address is 2885 Walden Road, Macon,
         Georgia, 31206.
<F13>    Mr. Butler's mailing address is 115 McIntosh Drive,
         Savannah, Georgia 31406.
<F14>    Includes presently exercisable options to acquire 50,166 shares of Common Stock.
<F15>    Includes 8,715 shares in his children's name over which Mr. Evans has voting power.
<F16>    Includes 39,654 shares owned by Howell D. Evans, Mr. Evans' father, over which Mr. Evans has voting power.
<F17>    Includes presently exercisable options to acquire 35,000 shares of Common Stock.
<F18>    Mr. Evans' mailing address is P.O. Box 353, Smarr, Georgia, 31086.
<F19>    Mr. Joiner's mailing address is 853 Washington Avenue, Macon,
         Georgia 31201.
<F20>    Includes 45,850 shares owned by Cherokee Brick & Tile Company, over which Mr. Sams has voting power.
<F21>    The address of Southern Trust Corporation is 682 Cherry Street,
         Macon, Georgia, 31201.
<F22>    The address of Southern Trust Insurance Company is 682 Cherry
         Street, Macon, Georgia, 31201.
<F23>    Includes presently exercisable options to acquire 50,166 shares of
         Common Stock.

                                     NOMINATION AND ELECTION OF DIRECTORS
                                                 (Proposal 1)


         The by-laws of the Company provide that the Board of Directors shall consist of not less than five directors or not more than twelve directors. The number of directors may be increased or decreased from time to time by the Board of Directors by amendment of the by-laws, but no decrease shall have the effect of shortening the term of an incumbent director. The term of office for directors continues until the next annual meeting and until their successors are elected and qualified.

         Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than eight nominees.

         The affirmative vote of a plurality of the outstanding shares of Common Stock represented in person or by proxy at a meeting at which a quorum is present is required for election of the nominees named below.
A quorum is present when the holders of a majority of the shares outstanding on the record date are present in person or by proxy. An abstention or a broker non-vote would be included in determining whether a quorum is present at the meeting but would have no effect on the outcome of the vote for election of directors. Management of the Company has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of the Company. The Board of Directors recommends a vote "FOR" the proposed nomination and election of the individuals listed below, and the enclosed Proxy will be so voted unless the shareholder executing the Proxy specifically votes against the election of nominees listed below or abstains from voting by marking the appropriately designated block on the Proxy.

                       INFORMATION ABOUT NOMINEES FOR DIRECTORS

     The following information as of January 1, 1997 has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)                                        Principal Position and Business Experience

William H. Anderson, II (59)               Mr. Anderson has been Chairman of the Board of Directors of the
                                           Company since 1980 and a director of First South Bank, National
                                           Association, Macon, Georgia ("FSB") since 1964.  He has also been Chairman and CEO of Southern Trust Insurance Company
                                           since June 1968.

Halstead T. Anderson, II (31)              Mr. Anderson has been a director of FSB and the Company since
                                           April 1993.  He has served as Executive Vice President and Treasurer of
                                           Southern Trust Insurance Company since November 1995.  Previously, he served as Vice President beginning March 1994, and as Treasurer beginning June 1987.

Oliver C. Bateman (73)                     Mr. Bateman has been a director of  FSB and the Company since
                                           October 1995.  He is President of Bateman Company, a peach growing and wholesale operation, and a director of Southern Trust
                                           Insurance Company.

Malcolm L. Butler (38)                     Mr. Butler has been a director of Ameribank, National Association,
                                           Savannah, Georgia ("Ameribank") since January 1996 and a
                                           director of the Company since November 1996.  He has served since
                                           1980 as President of Fiduciary Services Corporation, an investment management company.

Charles B. Evans, Jr. (45)                 Mr. Evans has been a director of the Company since 1985 and of
                                           FSB since 1983.  Mr. Evans is President of Evans Packing
                                           Company and Evangelen Farms, both agricultural-related
                                           businesses.

Joseph W. Evans (47)                       Mr. Evans has been President and CEO of the Company since 1984, and was President of FSB until 1991, when he became Chairman of
                                           FSB.  He is currently a director of the Company, FSB, and
                                           Ameribank, (collectively, FSB and Ameribank are sometimes referred to as the Banks").  Mr. Evans is also a director of Southern Trust Insurance
                                           Company.

W. Carl Joiner, Sr. (54)                   Mr. Joiner has been a director of FSB and the Company since April
                                           1993.  He has served as Dean of the School of Business and
                                           Economics at Mercer University since September, 1974.

Kenneth D. Sams (45)                       Mr. Sams has been a director of FSB and the Company since April,
                                           1993.  He has been employed by Cherokee Brick and Tile Company since 1978, where he has served as President since 1989.

         There are no family relationships among any directors and/or executive officers of the Company, except that Halstead T. Anderson, II, director of the Company, is the son of William T. Anderson, II, Chairman of the Company's Board of Directors.

                         EXECUTIVE COMPENSATION

     The following table sets forth the annual and other compensation paid by the Company and the Banks during the 1996, 1995, and 1994 fiscal years to Joseph W. Evans, President and Chief Executive Officer of the Company and director of the Company and each of the Banks, J. Thomas Wiley, President and Chief Executive Officer of Ameribank and director of each of the Banks and Stephen W. Doughty, Executive Vice President and Chief Operating Officer of the Company and director of each of the Banks. These three officers are the only Executive Officers of the Company.

                                                           Summary Compensation Table
                                                                                           Long Term
                                                                                          Compensation
                                                  Annual Compensation                        Awards
                                         ---------------------------------                ------------
   Name and Principal Positions          Year       Salary<F1>      Bonus      Other        Securities        All Other
                                                                                           Underlying      Compensation
                                                                                          Options/SRAs
   ----------------------------          ----       --------      -------     -----       ------------     ------------

Joseph W. Evans  (47)                    1996       $187,000      $48,060      <F2>            0              $9,930<F3>
   President, Chief Executive
   Officer and Director of Company,      1995       $184,000      $96,734      <F2>            0              $9,669
   Director of FSB, and Ameribank
                                         1994       $184,000      $92,411      <F2>            0              $9,555


J. Thomas Wiley  (44)                    1996       $126,000      $41,800      <F2>            0             $14,775<F4>
   President and Chief Executive
   Officer and Director of               1995       $116,000      $70,497      <F2>            0             $21,067
   Ameribank, Director of FSB
                                         1994       $116,000      $62,609      <F2>            0             $20,431


Stephen W. Doughty  (45)                 1996       $126,000      $41,748      <F2>            0             $16,425<F5>
   Executive Vice President and
   Chief Operating Officer and           1995       $116,000      $71,919      <F2>            0             $22,222
   Director of FSB and Director
     of Ameribank                        1994       $116,000      $64,500      <F2>            0             $16,374

<F1>     Includes directors' fees.
<F2>     Does not meet the SEC threshold for disclosure.
<F3>     Includes ESOP contributions by the Company totaling $3,000 and matching contributions to the Company 401(k) plan totaling
         $6,930.
<F4>     Includes ESOP contributions by the Company totaling $3,000, matching contributions to the Company 401(k) plan totaling $5,775 and deferred compensation totaling $6,000.
<F5>     Includes ESOP contributions by the Company totaling $3,000, matching contributions to the Company 401(k) plan totaling $7,425 and deferred compensation totaling $6,000.

     DIRECTOR COMPENSATION. Directors of the Company received $750 per Board meeting attended during 1996. Members of the Company's Board of Directors who also serve as members of one or more of the Boards of Directors of the Banks do not receive any additional compensation. William H. Anderson also received monthly payments of $4,166.67 from the Company during 1996 for his service as Chairman of the Company's Board of Directors and a director of FSB.

     STOCK BASED COMPENSATION. The Company did not grant restricted stock or similar awards to any of its executive officers during 1996, 1995, or 1994, except for the grant of options to purchase Common Stock granted under the Company's Stock Option Plan. Prior to 1996, the Company's Stock Option Plan contained certain stock appreciation rights whereby the Company will pay in cash or stock an amount of up to 200% of the fair market value of the Common Stock at the exercise date over the fair market value of the Common Stock at the grant date. Exercise of either the stock options or the stock appreciation rights would preclude exercise of the other.

     STOCK OPTION AND STOCK APPRECIATION RIGHTS FISCAL YEAR-END VALUES. The following table includes information with respect to unexercised options to purchase the Common Stock and unexercised stock appreciation rights granted under the Company's Stock Option Plan to the Named Executive Officers and held by them at December 31, 1996. No options or stock appreciation rights were granted to any Named Executive Officer during 1996. Prior to 1996, the Company granted stock appreciation rights in tandem with option grants pursuant to which grantees are eligible to receive cash or Common Stock in an amount equal to the number of options granted multiplied by the difference between the fair market value of the Common Stock at the date of grant and the fair market value of the Common Stock at the date of exercise, up to a maximum of twice the fair market value at the date of grant multiplied by the number of options granted. Exercise of either the options or the stock appreciation rights precludes exercise of the other.

                                                       FISCAL YEAR-END OPTIONS/SAR VALUES

                                  Number of Securities
                                  Underlying Unexercised             Value of Unexercised            Value of Unexercised
                                     Options/SARs at                      In the                             In the
                                       FY-End(#)<F1>               Money Options at FY-End ($)       Money SAR at FY-End ($)
                                  -----------------------         ---------------------------       -----------------------
      Name
      -----
Joseph W. Evans                           35,000                          361,235                          216,300
J. Thomas Wiley, Jr.                      50,166                          535,780                          304,507
Stephen W. Doughty                        50,166                          535,780                          304,507

<F1>   All options and stock appreciation rights are currently exercisable.

                       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of the Company and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interests rates and collateral) as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features. At December 31, 1996, loans to directors and officers and their associates totaled $6,878,000, or 25.74% of total shareholders' equity.

     On November 16, 1988, FSB entered into a lease agreement, as amended on March 12, 1992 (the "Lease"), with William H. Anderson, II, Chairman of the Board of Directors of the Company, pursuant to which Mr. Anderson rents to FSB the office at which the FSB operations center, FSB loan servicing office and the Company's executive offices are located. The initial term of the Lease expired on January 31, 1996, and at that time the term of the Lease was extended to January 31, 2004. Currently, Mr. Anderson receives monthly rental payments of $6,710.84. During the 1996 fiscal year, rental payments by FSB totaled approximately $82,000 under the Lease.

            MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held ten meetings during 1996. All of the Directors attended at least seventy-five percent (75%) of the meetings of the Board and committees of the Board on which they sat during their tenure as directors.

     The Board of Directors does not have a standing nominating committee. It has an Audit Committee, which reviews financial controls, evaluates results of audit procedures and reports on such matters to the full Board. The Audit Committee meetings were held quarterly during 1996 and were composed of W. Carl Joiner, Halstead T. Anderson, II, Charles B. Evans, Jr. and Oliver C. Bateman.

     The Board of Directors also has a Personnel/Compensation Committee which reviews and approves management compensation issues. These issues include, but are not limited to, the review of personnel grading systems, the review of officer incentive plans (including the Company's Stock Option Plan) and a determination of 401(K) matching and ESOP contributions. During 1996, the Personnel/Compensation Committee held two meetings and was composed of John W. Ramsey, William H. Anderson, II and Kenneth D. Sams.

             INFORMATION CONCERNING THE COMPANY'S ACCOUNTANTS

     The certified public accounting firm of Porter Keadle Moore, LLP, successor to the firm of Evans, Porter, Bryan & Company, was the independent accountant for the Company during the year ended December 31, 1996. Representatives of Porter Keadle Moore, LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company anticipates that Porter Keadle Moore, LLP will be the Company's accountants for the current fiscal year.

                          SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1998 Annual Meeting must be received by December 26, 1997, in order to be eligible for inclusion in the Company's Proxy Statement and Proxies for that meeting.

              OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     Management of the Company knows of no matters other than those other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their best judgement as to what is in the best interest of the Company.




                                  By Order of the Board of Directors,




                                  Jerry E. Daniel
                                  Secretary

April 25, 1997

               COMMON STOCK OF BANK CORPORATION OF GEORGIA
  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1997 ANNUAL
                         MEETING OF SHAREHOLDERS

     The undersigned hereby appoints William H. Anderson, II and Joseph
W. Evans, or either of them with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of BANK CORPORATION OF GEORGIA to be held on May 28, 1997, and any adjournment thereof.

     1.  / /   FOR all nominees for directors listed below (except as
               marked to the contrary);

                  William H. Anderson, II, Charles B. Evans, Jr., Joseph W. Evans, W. Carl Joiner, Kennth D. Sams, Oliver C.
                  Bateman, Halstead T. Anderson, II, Malcolm L. Butler

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW)

           Name  ______________________________________________________

         / /  WITHHOLD AUTHORITY to vote for all nominees listed above.

     2. In accordance with their best judgement with respect to any other matters that may properly come before the meeting. THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN
THE PROXY STATEMENT AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE
INDICATED IN THE SPACE PROVIDED,  THIS PROXY WILL BE SO VOTED.

Signature_______________________________  Date______________________________

Please sign this Proxy exactly as name appears on the Proxy. When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.